Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 23, 2021 (which includes an explanatory paragraph relating to Stem Inc. (f/k/a Star Peak Energy Transition Corp.) ability to continue as a going concern), relating to the consolidated financial statements of Stem, Inc. (f/k/a Star Peak Energy Transition Corp.) which is contained in that prospectus, and to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
May 26, 2021